As filed with the Securities and Exchange Commission on November 1, 2006      Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TORREYPINES THERAPEUTICS, INC.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	86-0883978
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

11085 North Torrey Pines Road
La Jolla, California	92037
(Address Of Principal Executive Offices)	(Zip Code)

TorreyPines Therapeutics, Inc. 2006 Equity Incentive Plan

TorreyPines Therapeutics, Inc. 2000 Equity Incentive Plan

(Full Title Of The Plan)

Dr. Neil M. Kurtz

President and Chief Executive Officer

TorreyPines Therapeutics, Inc.

11085 North Torrey Pines Road

La Jolla, California  92037

(858) 623-5665

(Name, Address, Including Zip Code, And Telephone Number, Including Area Code, Of Agent For Service)

Copies to:

L. Kay Chandler, Esq.

Cooley Godward Kronish LLP

4401 Eastgate Mall

San Diego, California 92121-9109

Telephone: (858) 550-6000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share, issuable under 2006 Equity Incentive Plan	1,875,000 shares	(3)	$6.50	$12,187,500.00
Common Stock, par value $0.001 per share, issuable under 2000 Equity Incentive Plan	576,741 shares	(4)	$6.50	$3,748,816.50
Total	2,451,741 shares			$15,936,316.50	$1,705.19

(1)                                  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, (the “Securities Act”) this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of the Registrant’s shares of outstanding Common Stock.

(2)                                  Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) of the Securities Act.  The price per share and aggregate offering price are based upon the average of the high and low sales prices of Registrant’s Common Stock on October 30, 2006, as reported on the Nasdaq Global Market, which was $6.50 per share.

(3)                                  Represents 1,875,000 shares authorized for issuance under the TorreyPines Therapeutics, Inc. 2006 Equity Incentive Plan (the “2006 Plan”).  The 2006 Plan provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2006 Plan on the first day of the Registrant’s fiscal year, from 2007 to 2016.  The number of shares added each year will be equal to the lesser of: (i) two percent (2%) of the shares of Common Stock outstanding on such date, (ii) six hundred twenty-five thousand (625,000) shares, or (iii) a lesser number of shares of Common Stock that may be determined by the Board  of Directors prior to the first day of any fiscal year.

(4)                                  Represents 576,741 shares authorized for issuance under the TorreyPines Therapeutics, Inc. 2000 Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement on Form S-8 (the “Registration Statement”).

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

We hereby incorporate by reference into this Registration Statement, the following documents previously filed by Axonyx Inc. with the Securities and Exchange Commission (the “Commission”):

(a)  Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed on March 16, 2006, including information incorporated by reference therein from our Form 424B3 filed on August 28, 2006;

(b) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006 and June 30, 2006, which were filed on May 10, 2006 and August 8, 2006;

(c)  Current Reports on Form 8-K filed on January 1, 2006, March 13, 2006, June 8, 2006, June 12, 2006, June 20, 2006, August 4, 2006, August 7, 2006, August 29, 2006, August 30, 2006, September 6, 2006, September 28, 2006, October 4, 2006 and October 10, 2006; and

(d)  The description of the Registrant’s Common Stock set forth in the Amendment No. 1, Registration Statement on Form 10-SB, filed with the Commission on August 10, 1999.

All documents, reports and definitive proxy or information statements that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

You may request a copy of these filings, at no cost, by writing or telephoning the Registrant at:

TorreyPines Therapeutics, Inc.

11085 North Torrey Pines Road, Suite 300

La Jolla, California  92037

(858) 623-5665

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus.  We have not authorized anyone to provide you with different information.  You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The validity of the issuance of the common stock being offered by this prospectus and certain other legal matters are being passed upon for us by our counsel, Cooley Godward Kronish LLP, San Diego, California. A partnership in which interests are owned directly and/or beneficially by Cooley Godward Kronish LLP and by partners and employees of Cooley Godward Kronish LLP owns 40,171 shares of our common stock and holds warrants exercisable for 2,369 shares of our common stock.

Item. 6.  Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Our certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102 of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability:

•                  for any transaction from which the director derives an improper personal benefit;

•                  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•                  for acts related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•                  for any breach of a director’s duty of loyalty to the corporation or its stockholders.

Our certificate of incorporation and bylaws include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, we have entered into indemnity agreements with each of our directors and executive officers, that require us to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of ours or any of our affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, lawsuits are pending in which we will likely indemnify current or former director and officer defendants.  The complaints seek unspecified damages.  We believe the complaints are without merit and intend to defend these lawsuits vigorously.  Brief descriptions follow:

1.  Several lawsuits were filed against us in February, 2005, in the U.S. District Court of the Southern District of New York asserting claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder on behalf of a class of purchasers or our common stock during the period from June 26, 2003, through and including February 4, 2005 (the “Class Period”).  Dr. Marvin S. Hausman (a current director and former Chief Executive Officer), and Dr. Gosse B. Bruinsma (former Chief Executive Officer) were also named as defendants in the lawsuits.  These actions were consolidated into a single class action lawsuit in January 2006.  On April 10, 2006 the Plaintiff filed an amended consolidated complaint.  We filed our answer to that complaint on May 26, 2006.  Our motion to dismiss the consolidated amended complaint was filed on May 26, 2006 and will be submitted to the court for a decision following the parties’ filing of their legal briefs.  The class action plaintiffs allege, generally, that our Phase III Phenserine development program was subject to alleged errors of design and execution which resulted in the failure of the first Phase III Phenserine trial to show efficacy.  Plaintiffs allege the defendants’ failure to disclose the alleged defects resulted in the artificial inflation of the price of our shares during the Class Period.

2.  There is a shareholder derivative suit pending in New York Supreme Court (New York County) against certain of our current and our former directors and officers.  The named defendants are Marvin S. Hausman, Gosse B. Bruinsma, S. Colin Neill, Louis G. Cornacchia, Steven H. Ferris, Gerald J. Vlak, Ralph Snyderman and Michael A. Griffith.  Defendants are alleged to have breached their duties to us and misused inside information regarding clinical trials of Phenserine.  The action has been stayed pending further developments in the federal class action.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits

Exhibit Number	Description of Document

4.1	Certificate of Incorporation of TorreyPines Therapeutics, Inc. dated October 3, 2006. (1)

4.2	Bylaws of TorreyPines Therapeutics, Inc. (1)

4.3	Specimen common stock certificate

4.4	Rights Agreement, dated as of May 13, 2005, between Axonyx Inc. and The Nevada Agency and Trust Company, as Rights Agent (2)

5.1	Opinion of Cooley Godward Kronish LLP

23.1	Consent of Eisner LLP, Independent Registered Public Accounting Firm

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.3	Consent of Cooley Godward Kronish LLP is contained in Exhibit 5.1 to this Registration Statement

24	Power of Attorney is contained on the signature pages of this Registration Statement

99.1	TorreyPines 2006 Equity Incentive Plan (3)

99.2	Form of Option Agreement under 2006 Equity Incentive Plan (3)

99.3	TorreyPines 2000 Equity Incentive Plan (1)

99.4	Form of Option Agreement under 2000 Equity Incentive Plan (1)

(1)                                  Incorporated by reference to the corresponding exhibit in the Form 8-K previously filed by the Registrant on October 10, 2006 (File No. 000-25571).

(2)                                  Incorporated by reference to Exhibit 99.2 to the current report on Form 8-K previously filed by Axonyx Inc. on May 16, 2005(File No. 000-25571).

(3)                                  Incorporated by reference to the corresponding exhibit in the Form 8-K previously filed by the Registrant on October 4, 2006 (File No. 000-25571).

Item 9.  Undertakings

(a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City San Diego, State of California, on November 1, 2006.

TorreyPines Therapeutics, Inc.

By:	/s/ Neil M. Kurtz
Neil M. Kurtz, M.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints NEIL M. KURTZ, M.D. his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Neil M. Kurtz	President, Chief Executive Officer, and Director (Principal Executive Officer)	October 25, 2006
Neil M. Kurtz

/s/ Craig A. Johnson	Vice President, Finance, Chief Financial Officer andSecretary, (Principal Financial and Accounting Officer)	October 30, 2006
Craig A. Johnson

/s/ Steven B. Ratoff	Director	October 30, 2006
Steven B. Ratoff

/s/ Louis Cornacchia	Director	October 31, 2006
Louis Cornacchia

/s/ Steven H. Ferris	Director	October 27, 2006
Steven H. Ferris, Ph.D.

/s/ Peter Davis	Director	October 26, 2006
Peter Davis

/s/ Jean Deleage	Director	October 30, 2006
Jean Deleage

/s/ Jason S. Fisherman	Director	October 27, 2006
Jason S. Fisherman

/s/ William T. Comer	Director	October 27, 2006
William T. Comer

/s/ Marvin S. Hausman	Director	October 27, 2006
Marvin S. Hausman, M.D.

/s/ Patrick Van Beneden	Director	October 30, 2006
Patrick Van Beneden

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1	Certificate of Incorporation of TorreyPines Therapeutics, Inc. dated October 3, 2006. (1)

4.2	Bylaws of TorreyPines Therapeutics, Inc. (1)

4.3	Specimen common stock certificate

4.4	Rights Agreement, dated as of May 13, 2005, between Axonyx Inc. and The Nevada Agency and Trust Company, as Rights Agent (2)

5.1	Opinion of Cooley Godward Kronish LLP

23.1	Consent of Eisner LLP, Independent Registered Public Accounting Firm

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.3	Consent of Cooley Godward Kronish LLP is contained in Exhibit 5.1 to this Registration Statement

24	Power of Attorney is contained on the signature pages of this Registration Statement

99.5	TorreyPines 2006 Equity Incentive Plan (3)

99.6	Form of Option Agreement under 2006 Equity Incentive Plan (3)

99.7	TorreyPines 2000 Equity Incentive Plan (1)

99.8	Form of Option Agreement under 2000 Equity Incentive Plan (1)

(1)                                  Incorporated by reference to the corresponding exhibit in the Form 8-K previously filed by the Registrant on October 10, 2006 (File No. 000-25571).

(2)                                  Incorporated by reference to Exhibit 99.2 to the current report on Form 8-K previously filed by Axonyx Inc. on May 16, 2005(File No. 000-25571).

(3)                                  Incorporated by reference to the corresponding exhibit in the Form 8-K previously filed by the Registrant on October 4, 2006 (File No. 000-25571).